ATTACHMENT TO FORM 4

Name of Reporting Person:       Stephen A. Schwarzman

Address:                        c/o The Blackstone Group
                                345 Park Avenue
                                New York, New York 10154

Designated Filer:               Blackstone Management Associates III L.L.C.

Issuer:                         Centennial Communications Corp.

Trading Symbol:                 CYCL

Date of Earliest Transaction:   November 7, 2003



As one of the founding members of Blackstone Management Associates III L.L.C. ("BMA III"), which is the sole general partner of Blackstone CCC Capital Partners L.P. ("Capital") and Blackstone Family Investment Partnership III L.P. ("Family") and the sole investment general partner of Blackstone CCC Offshore Capital Partners L.P. (together with Capital and Family, the "Partnerships"), the Reporting Person may be deemed, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of shares of the Common Stock beneficially owned by BMA III by virtue of its status as the sole general partner of the Partnerships and therefore may be deemed to be a "ten percent beneficial owner" for purposes of Section 16 of the Act.